Filed Under Rule 424 (b) (3)
                                             Registration Statement No. 33-49309
                                      (To:  Prospectus Dated:  January 25, 1993)



                           GENERAL MOTORS CORPORATION
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


We are pleased to share with you a plan that offers owners of General Motors common stock, $1 2/3 par value ("GM Stock"), a convenient and automatic way to increase your GM Stock ownership. We invite you to take advantage of this opportunity to systematically build your share ownership in GM through our Dividend Reinvestment and Stock Purchase Plan (the "Plan").

The Plan allows you to reinvest automatically all or part of the cash dividends you are entitled to receive on your shares of GM Stock to purchase additional shares and to make optional cash investments to purchase GM Stock. GM pays almost all administrative fees for dividend reinvestment and optional cash investments as well as the brokerage commissions for any shares purchased for you. You will pay modest charges if you elect the option to have an automatic monthly withdrawal of funds from your bank account to purchase additional shares of GM Stock, and you will pay a nominal brokerage fee for each sale of GM Stock from your Plan account. Participation by you in the Plan is totally voluntary.

GM Stock trades on the New York Stock Exchange under the ticker symbol "GM."

The following pages of this Prospectus constitute the complete terms and conditions of the Plan and are presented to you in question-and-answer format. Please review the Prospectus carefully prior to enrolling and retain it for future reference.

Investing in GM securities involves risk. See "Company Risk Factors" on page 4 and in our periodic reports filed from time to time with the U. S. Securities and Exchange Commission.

This Prospectus supersedes any prior versions of this document.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



Prospectus Dated October 3, 2007

                                Table of Contents

                                                                           Page
                                                                           ----

About this Prospectus                                                       2
Summary of Plan Features                                                    3
Description of General Motors Corporation                                   3
Plan Administrator                                                          4
Company Risk Factors                                                        4
Forward-Looking Statements                                                  4
Participation                                                               4
Plan Administration and Safekeeping                                         5
Optional Plan Features                                                      6
GM Stock Purchases                                                          7
Costs                                                                       8
Selling GM Stock in my Plan Account                                         9
Termination of Plan Participation                                          10
Gift or Transfer of Stock                                                  10
Adverse Stock Market Conditions                                            11
Tax Consequences                                                           11
Additional Information                                                     11
Important Considerations                                                   13
Use of Proceeds                                                            13
Incorporation of Certain Documents by Reference                            13
GM SEC Filings (File No. 1-143)                                            13
Principal Executive Offices                                                14
Where You Can Find More Information                                        14
Indemnification of Directors and Officers                                  14
Experts                                                                    15
Legal Opinion                                                              16
Where to Reach Us                                                          16


About this Prospectus
---------------------

This Prospectus describes the Plan. The purpose of the Plan is to promote long-term investment in GM Stock. References in this Prospectus to "GM," "we," "us" and "our" are to General Motors Corporation.

For information about the Plan or GM, you should rely only on the information contained in this Prospectus or incorporated by reference. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

Summary of Plan Features
------------------------

o Only registered stockholders (those whose accounts are maintained in their name by Computershare, GM's stock transfer agent) owning one or more shares of GM Stock are eligible to immediately participate in the Plan. (If you hold your GM Stock through a broker or bank, you may inquire about dividend reinvestment and optional cash investment through your account representative. See page 5 for additional information.)
o  All or part of your cash dividends may be automatically reinvested in GM
   Stock.
o You may purchase GM Stock through optional cash investments as often as weekly ($25 minimum -- $150,000 annual maximum), even without being enrolled in automatic dividend reinvestment.
o Optional automatic debit (either as a one-time online bank debit or recurring automatic withdrawals up to twice a month) is available from your U.S. bank account for you to purchase GM Stock.
o  Your Plan account is credited with any fractional shares you purchase.
o You can choose to access your Plan account and sell your Plan shares of GM Stock by telephone or through the mail.
o All costs for recordkeeping, reports, custody and administration are paid by General Motors.
o  Brokerage commissions on all purchases of GM Stock are paid by General
   Motors.
o You may choose to direct the Plan Administrator to sell shares of GM Stock on any day the New York Stock Exchange is open, paying only a nominal brokerage fee (as of the date of this Prospectus, $0.07 per share) and a $15 service charge for each sale transaction.
o Statements detailing your Plan account balance and activity are issued to you quarterly and each time a transaction is posted to your account.

Because this is a summary, it may not contain all the information that may be important to you. You should review the entire Prospectus carefully.

Description of General Motors Corporation
-----------------------------------------
General Motors was incorporated in 1916 under the laws of the state of Delaware. GM is primarily engaged in the worldwide production and marketing of cars, trucks and parts. GM designs, manufactures and markets its vehicles through four automotive regions: GM North America, GM Europe, GM Latin
America/Africa/Mid-East and GM Asia Pacific.

GM North America primarily meets the demands of customers inside North America with vehicles designed, manufactured and/or marketed under the following brands:
Chevrolet, Buick, Pontiac, GMC, Saturn, Hummer, Saab and Cadillac.

GM Europe, GM Latin America/Africa/Mid-East and GM Asia Pacific primarily meet the demands of customers outside North America with vehicles designed, manufactured and/or marketed under the following brands: Chevrolet, Buick, Pontiac, GMC, Saturn, Opel, Vauxhall, Holden, Daewoo, Hummer, Saab, Cadillac and Isuzu.

GM also has equity ownership stakes directly or indirectly though various regional subsidiaries, including GM Daewoo Auto & Technology Company, New United Motor Manufacturing, Inc., Shanghai General Motors Co., Ltd., SAIC-GM-Wuling Automobile Company Ltd. and CAMI Automotive Inc. These companies design, manufacture and market vehicles under the following brands: Pontiac, Suzuki, Buick, Wuling, Daewoo, Holden, Chevrolet and Cadillac.

In addition to the products GM sells to its dealers for consumer retail sales, GM also sells cars and trucks to its dealers that they sell to fleet customers, including daily rental car companies, commercial fleet customers, leasing companies and governments.

GM's finance and insurance operations are primarily conducted through GMAC, which was a wholly-owned subsidiary until November 30, 2006, when GM sold a 51 percent controlling ownership interest to a consortium of investors. GMAC provides a broad range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential mortgage services, automobile service contracts, personal automobile insurance coverage and selected commercial insurance coverage. GM accounts for its 49 percent ownership in GMAC using the equity method.

Plan Administrator
------------------
General Motors has designated its stock transfer agent, Computershare Trust Company, N.A., a federally chartered trust institution, as Plan Administrator. Computershare Inc., an affiliate of the Plan Administrator and a transfer agent registered with the U.S. Securities and Exchange Commission (the "SEC"), acts as service agent for the Plan Administrator. General Motors may at any time select a new Plan Administrator.

The Plan accounts and GM Stock are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or similar agency.

Company Risk Factors
--------------------
Investing in GM's securities involves risk. Please see the risk factors described in GM's most recent Annual Report on SEC Form 10-K for the year ended December 31, 2006 (at pages 19-34), and GM's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (at pages 86-90), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. We face a number of significant risks and uncertainties in connection with our operations. Our business, results of operations and financial condition could be materially adversely affected by the factors described in the Forms 10-K and 10-Q, which we have divided generally into two categories: risks related to GM and its automotive business, and risks related to GM's 49 percent ownership interest in GMAC.

Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. If any of the risks occur, GM's business, financial condition or results of operations could be materially adversely affected. In that case, the value or trading price of the securities registered herein could decline significantly.

Forward-Looking Statements
--------------------------
In this Prospectus and in reports filed by GM with the SEC on Forms 10-K and 10-Q and filed or furnished on Form 8-K, and in related comments by management of GM, our use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," "designed," "impact" or the negative of any of those words or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. All statements in subsequent reports which GM may file with the SEC on Form 10-K and Form 10-Q and filed or furnished on Form 8-K, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While we believe these judgments were reasonable when made, these statements are not guarantees of any events or financial results, and GM's actual results may differ materially due to numerous important factors, including those risks and uncertainties set forth and incorporated by reference under the heading "Risk Factors" in this Prospectus that may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.

You are cautioned not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Participation
-------------
Who is eligible to enroll in the Plan?
If you are a registered holder of one or more shares of GM Stock, you may enroll immediately in the Plan. You can elect to reinvest all or part of your quarterly dividends and/or make optional cash investments to purchase additional shares of GM Stock.

If you are not a U.S. citizen, you may participate in the Plan, provided there are not any applicable laws or governmental regulations that may limit or prohibit you from participating in the Plan. GM has the right to terminate participation of any stockholder if GM deems it advisable under any applicable United States or foreign laws or regulations.

Tax consequences of Plan participation may vary under foreign laws or regulations, and you should determine the applicable tax treatment of your participation before you decide to invest through the Plan.

If your GM Stock is held through a broker or bank (in "street name"), you may inquire about dividend reinvestment and optional cash investment through your account representative. One option is to register some or all of your GM Stock directly in your name in order to participate in GM's Plan. Any fees or charges assessed by your broker or bank are your responsibility and will not be paid by General Motors. You may also arrange to have your broker or bank participate in the Plan on your behalf. In this case, your participation may be on terms and conditions that differ from the terms and conditions set forth in this Plan, and the terms and conditions set by your broker or bank will govern. In addition, the Plan Administrator will not have a record of your transactions or account with your broker or bank.

If you do not currently own GM Stock, you can participate in the Plan immediately after acquiring your first share.

How and when can I enroll in the Plan?
After reviewing this Prospectus, you can enroll through the Plan Administrator in one of three ways:
      o by accessing your account through the Internet at www.computershare.com/gm; or
      o by calling 800-331-9922 (781-575-3990 for callers outside the U.S., Canada or Puerto Rico); the Plan Administrator will answer any questions you have regarding the Plan and you can enroll immediately; or
      o by completing and signing the enclosed enrollment form and returning it in the enclosed envelope.

You may enroll or end your Plan participation any time you wish.

After enrolling in the Plan, when will the reinvestment of my dividends begin? Your dividends will begin to be reinvested with the next cash dividend paid after your enrollment, provided your enrollment is received by the Plan Administrator prior to the dividend record date.

You may make optional cash investments to purchase GM Stock as soon as you join the Plan.

Plan Administration and Safekeeping
-----------------------------------
What is the role of the Plan Administrator?
The Plan Administrator maintains GM's registered stockholder records. The Plan Administrator receives and reinvests the cash dividends and optional cash investments for Plan accounts. The Plan Administrator also prepares and provides a record of your Plan activity and share balance. The Plan Administrator will use a broker to execute purchases and sales for Plan participants.

How will my shares be held under the Plan?
Shares of GM Stock purchased under the Plan will be maintained in your Plan account in a paperless form of stock ownership, commonly known as "book-entry." This saves you the time, cost and inconvenience of having to care for stock certificates that could be damaged, lost or stolen; you will no longer have to worry about paying fees required to obtain replacement certificates. After your shares are registered in book-entry form, you can conveniently transfer and sell them by contacting the Plan Administrator.

Can I submit my stock certificates for the Plan's safekeeping service?
Yes. If you choose, you may send GM Stock certificates you currently hold to the Plan Administrator for safekeeping, and they will be deposited into your Plan account at no charge. Any shares you send for safekeeping will be converted from certificated form to book-entry form and credited to your Plan account in book-entry form.

If you elect the safekeeping service, please use registered or certified mail with return receipt requested or some other form of traceable mail when sending your stock certificates to the Plan Administrator at the general correspondence address provided on the back cover of this Prospectus, and insure the contents for at least 2 percent (minimum of $20) of the current market value. You bear the risk of loss in transit, and we urge you to use a delivery system with a tracking mechanism to protect your investment. You must include written instructions indicating that these shares are to be placed in your Plan account if you are a Plan participant. Do not endorse the stock certificates or complete the assignment section on the back of the stock certificate.

What statements will I be sent?
The Plan Administrator will send you statements summarizing all Plan transactions that occurred during the prior quarter. Based on your election, you will receive your statements through postal mail or you will be advised by e-mail that your statements are available electronically. In addition, as soon as practicable after each optional cash investment or sale of GM Stock through the Plan, an account statement will be provided to you detailing your purchase or sale of GM Stock. The statements will show the date(s) of your transaction(s), the shares purchased or sold and the total amount of GM Stock in your account. These statements are your continuing records of current activity and should be retained for tax purposes.

If you believe that an error has been made in your Plan records, or that Plan mailings to you are being misdirected, lost or stolen, promptly contact the Plan Administrator by one of the methods provided on the back cover of this Prospectus.

Optional Plan Features
----------------------
Am I required to reinvest all of my cash dividends if I participate in the Plan? The Plan offers you the flexibility either to invest all or part of your cash dividends or receive 100 percent of your dividends in cash and use the Plan to purchase GM Stock by making optional cash investments. The following options are available to you:

      (a)Full Dividend Reinvestment: You can elect to have the Plan Administrator reinvest all cash dividends paid on all shares of GM Stock held by you in certificated form and/or book-entry form in your Plan account to purchase additional shares of GM Stock. The shares purchased with your reinvested dividends will be credited to your Plan account.

      (b)Partial Dividend Reinvestment: You can elect to specify a number of whole shares held by you in certificated form and/or book-entry form in your Plan account for which you wish to receive cash dividends paid to you. The Plan Administrator will reinvest the cash dividends on your remaining shares to purchase additional shares of GM Stock, which will be credited to your Plan account.

      (c)No Dividend Reinvestment (all cash): You can elect to have all cash dividends paid on all shares of GM Stock held by you in certificated form and/or book-entry form in your Plan account sent to you by check or through direct deposit to your U.S. bank account. (Contact Computershare for direct deposit enrollment information.)

No matter which of options (a), (b) and (c) above you choose, you can at any time submit optional cash investments to the Plan Administrator to purchase additional shares of GM Stock for your Plan account.

As a participant, you can change your dividend reinvestment option at any time by contacting the Plan Administrator through one of the methods provided on the back cover of this Prospectus. The Plan Administrator must receive your request on or before the record date for any given dividend payment date in order for the requested change to be effective for that dividend. If your request is received after the record date, then the requested change will not be effective until the next dividend payment date.

How do I purchase GM Stock through optional cash investments?
You may make optional cash investments in one of the following three ways: by check with payment made in U.S. dollars drawn on a U.S. bank; through the Internet by authorizing a one-time online bank debit from your U.S. bank account through www.computershare.com/gm; or by instructing the Plan Administrator to arrange for automatic withdrawals from your U.S. bank account. Automatic investments may be authorized through the Internet at www.computershare.com/gm, or by completing a Direct Debit Authorization Form obtained from the Plan Administrator and then returning it to the Plan Administrator. All checks for optional cash investments must be sent to the Plan Administrator's address provided on your Plan statements, and checks must be made payable to Computershare. Please note that a delivery to any other address may cause your investment to be delayed. You must also indicate your Plan account number on your check and include an optional cash investment form, which is attached to your Plan statement. No cash, traveler's checks, money orders, second party checks or third party checks will be accepted by the Plan Administrator.

If any optional cash investment is returned unpaid, the investment will be considered "void," and a portion of the GM Stock from your Plan account will be sold to cover the unpaid amounts and any fees associated with the investment being returned unpaid. A $25 fee will be imposed for any optional cash investment returned unpaid, whether the payment was made by check or failed automatic withdrawal from your U.S. bank account. By enrolling in the Plan, you authorize the Plan Administrator to deduct this fee by selling shares from your Plan account. It is possible that more GM Stock may have to be sold than was purchased with the returned investment due to fluctuations in market price.

If you elect optional cash investments by automatic withdrawals from your U.S. bank account, your funds will be debited from your bank account either on the 10th or the 25th day of each month, at your choice, or on both days, if you so choose. If the 10th or the 25th day of the month is a weekend or holiday, the debit date will be the preceding business day. The funds will be invested on the following Tuesday provided that the date is at least three business days after the debit date. If the next Tuesday is not a stock market trading day ("trading day"), the investment will be made on the following trading day.

If you elect to make automatic optional cash investments, your election authorization will become effective as soon as practicable; however, you should allow from four to six weeks for your automatic optional cash investment to be completed.

Automatic optional cash investments will continue at the level you set until you instruct the Plan Administrator otherwise. You can change or stop automatic investments by contacting the Plan Administrator through one of the methods provided on the back cover of this Prospectus. If you wish to stop automatic investments or to change the dollar amount to be withdrawn, your request must be received by the Plan Administrator at least seven business days prior to the next debit date.

Are there any restrictions on optional cash investments to purchase additional shares of GM Stock?
You may make optional cash investments in any amount from $25 per investment up to a total of $150,000 per year. These payments must be made in U.S. dollars and drawn on a U.S. bank. Cash, traveler's checks, money orders, second party checks or third party checks will not be accepted for optional cash investments.

You may make optional cash investments on a regular basis, or you may vary the amount and timing of each investment. If you would like to make optional cash investments exceeding the annual maximum, you must first obtain General Motors' written approval. A request for approval should be directed to the Plan Administrator. It is totally within GM's discretion whether to grant any such approval.

If I make optional cash investments, when will the shares of GM Stock be bought and credited to my account?
You may submit optional cash investments to the Plan Administrator at any time. However, the Plan Administrator will purchase GM Stock once a week, on the Tuesday following receipt of your funds. In the event that such Tuesday is not a trading day, investments will take place on the following trading day. Your optional cash investments must be received by the Plan Administrator by the close of business on Thursday for investment the following week. In the event that such Thursday is not a business day, funds must be received by the preceding business day. GM Stock will be purchased at the weighted average price of all GM Stock purchased for the Plan during the purchase period as described below under "GM Stock Purchases" and will be credited to your Plan account on the third business day following the purchase date. No interest is paid on funds held by the Plan Administrator pending investment.

What if my dividend is not sufficient to purchase a complete share of GM Stock? Fractional shares are credited to your account (computed to six decimal places). Future dividends will be calculated on your total holdings of both whole and fractional shares of GM Stock.

Can I obtain a refund if I change my mind after initiating an optional cash investment?
We cannot refund your optional cash investments due to the time constraints involved with weekly purchases. However, once your shares have been purchased, you may sell them through the Plan or transfer them to a broker of your choice to sell.

GM Stock Purchases
------------------
When is GM Stock purchased using dividend reinvestment?
If you are reinvesting all or part of your dividends, and if GM Stock is being purchased on the open market, additional shares of GM Stock will be purchased beginning on the dividend payment date (or the next trading day if the dividend payment date is not a trading day) and extending over a period of consecutive days until the dividends of all Plan participants have been reinvested. If GM Stock is purchased directly from GM, it will be purchased on the dividend payment date (or the next trading day if the dividend payment date is not a trading day). Dividends on GM Stock may be paid when, as and if declared by the GM Board of Directors in its sole discretion; customarily, dividends have been paid four times a year on approximately the tenth of March, June, September and December.

What is the source of the GM Stock offered under the Plan?
Prior to the record date for any dividend payment or investment date for optional cash investments, General Motors determines the source of the GM Stock to be purchased from one of three choices: open market purchases, treasury shares or original issue shares. Open market purchases are made on any securities exchange where GM Stock is traded, in the over-the-counter market or by negotiated transactions. Treasury shares and original issue shares are purchased directly from General Motors. The Plan Administrator makes all decisions as to price, delivery and any other matters related to purchases on the open market. As of the date of this Prospectus, it is General Motors' current policy to have the Plan Administrator purchase all GM Stock for the Plan on the open market.

How is my purchase price of GM Stock determined?
Open market purchases of GM Stock are credited to your Plan account at the weighted average cost of all shares purchased by the Plan Administrator during the relevant investment period. Original issue and treasury shares are credited to your Plan account at the average of the high and low market prices of GM Stock as reported in The Wall Street Journal, Eastern Edition, on the relevant investment date.

How many shares of GM Stock will be purchased for my account?
The number of whole shares and any fractional share (computed to six decimal places) credited to your Plan account will be based on the amount you invest divided by the purchase price of the shares. This applies to shares purchased with either optional cash investments or reinvested dividends.

Will I receive stock certificates for shares purchased through the Plan?
For your convenience and to protect against loss, destruction or theft, stock certificates will not be distributed for shares purchased through the Plan. At your request, however, the Plan Administrator will provide you with a stock certificate at no cost. You can request a stock certificate for some or all of your shares of GM Stock in your Plan account by contacting the Plan Administrator through one of the methods described on the back cover of this Prospectus. No certificate will be issued for fractional shares. Any fractional share (computed to six decimal places) will be sold, and you will receive a check for the sale proceeds of that fractional share less the prorated brokerage commission ($0.07 per share, as of the date of this Prospectus).

The Plan Administrator will send the certificates by first-class mail, generally within two weeks after receiving your request.

GM reserves the right in accordance with Delaware law to terminate at any time the issuance of stock certificates at its discretion. See "Will I always be able to request a stock certificate for my shares?" as described on page 13.

Are there any minimum or maximum limitations on dividend reinvestment?
There is no minimum requirement for dividend reinvestment. The annual maximum is $150,000 per participant. If you would like to reinvest dividends exceeding the annual maximum, you must first obtain the specific written approval of General Motors by calling the Plan Administrator. It is totally within GM's discretion whether to grant any such approval.

Costs
-----
Are there any costs to me to participate in the Plan?
General Motors absorbs almost all administrative fees associated with reinvesting your dividends or making optional cash investments. If you elect to make an automatic withdrawal from your checking or savings account to make optional cash investments, a $2 fee will be deducted from the amount invested.

General Motors pays all brokerage commissions for purchases of GM Stock. The Internal Revenue Service considers the brokerage commissions paid by General Motors on your behalf to be additional dividend income to you, and this will be reflected on your annual Form 1099-DIV Dividends and Distributions statement.

For each sale of whole shares from your Plan account, you will be charged a $15 service charge. In addition, a brokerage commission, $0.07 per share, as of the date of this Prospectus, will be charged to you for each whole share and prorated for each fractional share sold (computed to six decimal places).

Selling GM Stock in my Plan Account
-----------------------------------
How do I sell my Plan shares of GM Stock?
You can sell some or all of your shares of GM Stock held in the Plan by calling the Plan Administrator as described on the back cover of this Prospectus, provided the dollar value of the sale is less than $50,000, the proceeds of the sale are to be payable to the exact name(s) on the Plan account registration and the proceeds are to be mailed to the address of record. You may also sell your shares by providing written instructions to the Plan Administrator at the address provided on the back cover of this Prospectus.

The Plan Administrator will sell your shares as soon as possible after receipt of your request. Your sale request will be combined with those of other Plan participants selling GM Stock on the same day, and your proceeds will reflect the weighted average price per share of all shares sold less a $15 service fee. In addition, a brokerage commission, $0.07 per share, as of the date of this Prospectus, will be charged to you for each whole share and prorated for each fractional share sold (computed to six decimal places). The Plan Administrator will compute the value of any fractional share based on the price at which the whole shares were sold. You cannot request a specific date, sale price or sale price range to the Plan Administrator when you request the Plan Administrator to sell your GM Stock. You will not receive interest on sales proceeds held by the Plan Administrator pending disbursement. Generally, your check will be mailed to you within a week of the sales transaction.

All sale requests having an anticipated market value of $50,000 or more and all sale requests within thirty days of an address change must be submitted in writing to the Plan Administrator at the address provided on the back cover of this Prospectus.

For all sales requests having an anticipated market value of $50,000 or more, in addition to the written request, your signature must be guaranteed by a financial institution (such as a commercial bank, credit union or brokerage firm) that participates in a "medallion" signature program. This medallion guarantee should appear at the bottom of your letter, and it serves as your protection against an unauthorized sale of your GM Stock.

Note that you are not obligated to arrange for the sale of your shares through the Plan Administrator, and you may alternatively arrange for the sale of your shares of GM Stock through a broker of your choice. If you choose this option, you must provide instructions to your broker to transfer your shares electronically from your Plan account to your brokerage account as described in the next question, or you can request a stock certificate from the Plan Administrator. The Plan Administrator will mail your certificate to you by insured, first-class mail within ten business days of your request. Once you have the stock certificate in your possession, you may choose to sell the GM Stock through your broker at a price and on the date you select.

How do I ensure that I get the best price for the sale of my GM Stock?
If you are selling your Plan shares of GM Stock, you should be aware that prices for GM Stock may fall during the period between your request for sale, its receipt by the Plan Administrator and the ultimate sale of your shares on the open market. This risk is borne solely by you and should be carefully evaluated.

The Plan Administrator is not a broker and, therefore, cannot accept your instructions to sell on a particular day or at a specific price or price range. The Plan is designed for the long-term investor and does not afford you the same flexibility as a stockbroker account. If you prefer to have control over the exact price and timing of your sale, you will need to conduct your transaction through your broker, either electronically or by requesting a stock certificate. Whole shares of GM Stock in your Plan account can be moved to your brokerage account electronically through Direct Registration System Profile, a service in the securities industry that allows your book-entry shares held in your name to be moved electronically by your broker. You will need to supply your broker with specific information about your Plan account that is printed on your Plan account statement in order for your broker to electronically move your shares to your brokerage account. After your shares of GM Stock are moved to your brokerage account, you may sell your GM Stock through your broker at a price and on the date you select. Alternatively, you may also request a stock certificate from the Plan Administrator for the whole shares you wish to sell and conduct that transaction through your broker. If you choose to sell through a broker, all brokerage fees are your responsibility. Please contact your broker for complete information.

Termination of Plan Participation
---------------------------------
How do I stop reinvesting my dividends?
You can stop reinvesting your dividends at any time by contacting the Plan Administrator through one of the methods provided on the back cover of this Prospectus. Any change will be effective as of the next dividend record date after the Plan Administrator receives notice of your request. Even if you discontinue reinvestment, however, your shares will continue to be held in book-entry form in your account unless you request a stock certificate. You may at any time request from the Plan Administrator a stock certificate for all or part of your shares.

If you request a stock certificate for all of your shares, you will receive a stock certificate for the whole share(s) and a check for any fractional share (computed to six decimal places) at the then-current market value less a prorated brokerage commission, $0.07 per share as of the date of this Prospectus.

Can I remain in the Plan without reinvesting my dividends?
Yes. The Plan offers you the flexibility of making optional cash investments either on a regular or periodic basis even if you do not elect to reinvest any dividends.

How can I terminate my participation in the Plan, when will such termination become effective and what will happen to my GM Stock?
You can terminate your participation in the Plan at any time by contacting the Plan Administrator through one of the methods provided on the back cover of this Prospectus. To be effective for a specific dividend payment date, the Plan Administrator must receive your request for termination no later than the dividend record date.

Upon your terminating Plan participation, any whole shares of GM Stock will remain registered in your name and credited in book-entry form to an account maintained for you in the Direct Registration System on General Motors' records with Computershare. You will receive subsequent dividends, if declared, by check on these shares. If you choose, you may also request a stock certificate at no cost, subject to our ability to terminate issuance of stock certificates at our discretion. Alternatively, you may have a broker of your choice electronically transfer whole shares of GM Stock to your brokerage account. In any case, the Plan Administrator will mail you a check for the value of any fractional share (computed to six decimal places) based upon the then-current market price of GM Stock, less a prorated brokerage commission, $0.07 per share, as of the date of this Prospectus.

Information relating to the sale of Plan shares of GM Stock is discussed in more detail on pages 9-10.

How can I terminate my participation in the Plan and sell my GM Stock?
You may instruct the Plan Administrator to terminate your participation in the Plan, sell your shares and send the proceeds to you. Alternatively, you may instruct a broker of your choice to electronically transfer your whole shares to your account at your broker and for your broker to then sell the transferred shares. Or, you may request the Plan Administrator to issue a stock certificate for your whole shares, and then you can arrange to sell the shares through your stockbroker.

Can General Motors terminate my participation in the Plan?
General Motors may terminate your Plan account at its discretion upon written notice mailed to your address of record. In addition, if your Plan account contains less than one share of GM Stock, the Plan Administrator is authorized to terminate your Plan account and mail you a check for the fractional share (computed to six decimal places), less a prorated brokerage commission, $0.07 per share, as of the date of this Prospectus.

Gift or Transfer of Stock
-------------------------
Can I transfer or make gifts of my GM Stock held in my Plan account?

Yes, you may make gifts or transfer the shares held in your Plan account at no charge. Please contact the Plan Administrator by one of the methods provided on the back cover of this Prospectus for instructions.

Adverse Stock Market Conditions
-------------------------------
In the event of an adverse stock market condition, such as trading curbs or market closure, neither General Motors nor the Plan Administrator will be able to guarantee the execution of any purchase or sale transaction.

Tax Consequences
----------------
What are my federal income tax consequences for participating in the Plan? General Motors believes that the following is an accurate summary of the federal income tax consequences if you are a U.S. resident participating in the Plan:

   o Your dividends reinvested under the Plan are treated for federal income tax purposes as cash received by you on the dividend payment date, even though the dividends are used to purchase additional shares. Brokerage commissions paid by GM on your behalf on share purchases under the Plan are treated as additional dividend income to you.

   o For capital gains purposes, your holding period for shares acquired pursuant to the Plan will begin on the day shares of GM Stock are allocated to your Plan account.

   o The tax basis per share of GM Stock purchased on the open market through the Plan will be the average cost incurred to purchase the shares plus the amount of brokerage commission paid by General Motors that is attributable to those shares.

   o If shares of GM Stock are sold under the Plan, a Form 1099-B will be mailed to you for income tax purposes, and the Plan Administrator will report that information to the Internal Revenue Service.

You should note that a cost basis record for shares cannot be provided by the Plan Administrator. You should retain a record of purchase price(s) and sales price(s) for all shares purchased or sold within the Plan.

The above summary does not reflect every possible situation that could result from your participation in the Plan. You are urged to consult your own tax advisor to determine the particular federal, state and local tax consequences that may result from your participation in the Plan and the subsequent disposition of shares of GM Stock purchased within the Plan.

How are federal income tax withholding provisions applied?
If you fail to complete Form W-9 Request for Taxpayer Identification Number and Certification, the Plan Administrator must withhold tax from the amount of any dividends paid on your shares of GM Stock and from any proceeds arising from your sale of GM Stock held in your Plan account. You may be exempt from this withholding requirement, if you have provided appropriate documentation regarding your tax situation to the Plan Administrator.

What are the tax consequences if I do not reside in the United States?
If you do not reside in the United States, income tax consequences may vary from jurisdiction to jurisdiction, and you are urged to consult your tax advisor to determine the particular tax consequences that may result from your participation in the Plan and the subsequent disposition of shares of GM Stock purchased within the Plan. If you are a foreign stockholder whose dividends are subject to U.S. income tax withholding, the appropriate amount will be withheld. Non-U.S. stockholders are required to complete Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding ("Form W-8BEN") to prevent U.S. backup tax withholding. If you open a new account, the Form W-8BEN will be mailed to you. Any balance of your earned dividend after applicable tax withholding, less any service fee for any optional automatic bank debit, will be used to purchase additional shares.

Additional Information
----------------------
Can shares of GM Stock held in my Plan account be used as collateral for a loan? You may not use shares of GM Stock held in the Plan as collateral for a loan. If you wish to use the shares as collateral, you must request the Plan Administrator to issue you a stock certificate for such shares in your name. Stock certificates for a fractional share cannot be issued under any circumstances. Participants may not sell, hypothecate or otherwise assign or transfer the participant's account or any interest therein or any cash or shares credited to the participant's account. No attempt at any such sale, pledge, hypothecation or other assignment or transfer shall be effective.

How will my Plan shares be voted at a meeting of stockholders?
Your shares of GM Stock credited to your Plan account will be voted by the Plan Administrator as you direct. You may direct the Plan Administrator on how to vote your shares through the Internet, by telephone or by mail by returning your proxy/voting instruction card. If you do not direct the Plan Administrator on how to vote, your shares will not be voted.

How will my Plan account be credited if General Motors declares a stock split or stock dividend?
Your Plan account will be credited with the appropriate number of shares of GM Stock on the payment date if GM declares a stock split or stock dividend. If you prefer to receive a stock certificate, you may do so by notifying the Plan Administrator after the payment date.

What are the responsibilities of General Motors and the Plan Administrator under the Plan?
Neither General Motors nor the Plan Administrator shall be liable for any act done in good faith or for any good-faith omission to act, including, without limitation, any claims or liability: (a) with respect to the prices at which shares of GM Stock are purchased or sold for your Plan account and the times when such purchases or sales are made; (b) for any fluctuation in the market value after purchases or sales of shares of GM Stock; or (c) for continuation of your Plan participation until the Plan Administrator receives notice of your decision to cease participation or written notice of your death accompanied by your estate's request to discontinue participation.

The Plan Administrator and General Motors shall not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own, and shall not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability unless it has been furnished with reasonable indemnity.

General Motors and the Plan Administrator provide no advice and make no recommendation with respect to your purchases and/or sales of GM Stock. Your decision to purchase or sell GM Stock must be made by you based upon your own research and judgment.

Neither GM nor the Plan Administrator shall be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond their reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computers (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable effort which is consistent with accepted practices in the stock transfer industry to resume performance as soon as practicable under the circumstances.

May the Plan be changed or discontinued?
Notwithstanding any other provision of the Plan, the Board of Directors of General Motors or a designated Board committee reserves the right to amend, modify, suspend or terminate the Plan at any time, including the period between a record date and a dividend payment date. Notice of any material amendment or modification, or of any suspension or termination, will be mailed to you.

Any amendment, modification, suspension or termination of the Plan will not affect your rights as a stockholder in any way. Upon termination of the Plan, you will be mailed any optional cash investments received and not invested. Any whole shares will remain registered in your name and credited in book-entry form to an account maintained for you in the Direct Registration System on General Motors' records with Computershare, and a check for any fractional share (computed to six decimal places) will be sent to you, less a prorated brokerage commission, $0.07 per share, as of the date of this Prospectus. If General Motors terminates the Plan to establish a new plan, you will automatically be enrolled in the successor plan, and shares of GM Stock credited to your Plan account will automatically be transferred to the new plan.

Any question of interpretation arising under the Plan will be determined by General Motors and any such determination will be final. General Motors and/or the Plan Administrator may adopt rules or practices to facilitate the administration of the Plan.

Will I always be able to request a stock certificate for my shares?
Delaware law no longer requires Delaware corporations to issue physical stock certificates for uncertificated shares upon the request of the stockholder. In the future, General Motors may terminate its issuance of stock certificates at its discretion. If GM does terminate issuance of new or replacement stock certificates, all of its shares will be held in book-entry form.

What law governs the Plan?
The terms and conditions of the Plan and its operations shall be governed by the laws of the state of New York.

Important Considerations
------------------------
The purpose of the Plan is to provide a useful voluntary service for GM stockholders. We are not recommending that you buy or sell GM Stock. You should use the Plan only after you have independently researched your investment decision.

The value of GM Stock may go up or down from time to time. Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation or anyone else.

The Plan does not represent a change in the dividend policies of General Motors, which are solely determined by the Board of Directors. There can be no assurance as to the declaration of future dividends, or the rate at which dividends are paid, since they necessarily depend upon GM's future earnings, financial requirements and other factors. In addition, the Board of Directors determines the dividend record and payment dates. The Board of Directors may change the amount and timing of dividends at any time, without notice. Stockholders who do not elect to participate in the Plan will continue to receive any declared dividends in the usual manner.

Use of Proceeds
---------------
As of the date of this Prospectus, GM expects the Plan Administrator to continue to purchase GM Stock for the Plan in the open market. As a result, GM will not receive any proceeds. If the Plan Administrator purchases shares directly from GM, GM intends to use any net proceeds for general corporate purposes.

Incorporation of Certain Documents by Reference
-----------------------------------------------
The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed). These documents contain important information about GM and its finances.

GM SEC Filings (File No 1-143)      Period
------------------------------      ------
Annual Report on Form 10-K          Year ended December 31, 2006 filed with the
                                    SEC on March 15, 2007

Definitive Proxy Statement          Filed with the SEC on April 27, 2007

Quarterly                           Reports on Form 10-Q Quarters ended March
                                    31, 2007 filed with the SEC on May 8, 2007 and quarter ended June 30, 2007 filed with the SEC on August 7, 2007

Current Reports on Form 8-K         Dates filed: January 8,2007,
                                    January 26, 2007, February 2, 2007,
                                    February 16, 2007, March 1, 2007 (2),
                                    March 9, 2007 (2), April 3, 2007 (2),
                                    May 1, 2007, May 24, 2007 (2), June 1, 2007,
                                    June 21, 2007, June 26, 2007, July 3, 2007,
                                    July 5, 2007, July 19, 2007, July 26, 2007,
                                    August 1, 2007, August 13, 2007,
                                    September 5, 2007 and October 2, 2007

The description of the common stock set forth in Article Fourth of General Motors Certificate of Incorporation filed as Exhibit 3(i) to the Annual Report on Form 10-K of General Motors for the year ended December 31, 2003, filed on March 11, 2004.

You may request a copy of the documents incorporated by reference into this Prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost by writing to GM Fulfillment Center, Mail Code 480-000-FC1, 9324 Rankin, Troy, MI 48083-2826, or telephone 313-667-1434.

These documents also are available free of charge through our Web site at www.gm.com as soon as reasonably practicable after they are electronically filed with, or furnished, to the SEC. We are not incorporating the contents of our Web site into this Prospectus.

Principal Executive Offices
---------------------------
Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is 313-556-5000.

Where You Can Find More Information
-----------------------------------
We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including GM. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where GM Stock is listed.

We have filed with the SEC a registration statement on Form S-3 together with all amendments and exhibits (the "registration statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the GM Stock. This Prospectus constitutes part of the registration statement and does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the Prospectus.

Indemnification of Directors and Officers
-----------------------------------------
Under Section 145 of the Delaware General Corporation Law, General Motors is empowered to indemnify its directors and officers as provided therein.

General Motors' Certificate of Incorporation, as amended, provides that no director shall be personally liable to General Motors or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to General Motors or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174, or any successor provision thereto, of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Under Article V of its Bylaws, General Motors shall indemnify and advance expenses to every director and officer (and to such person's heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys' fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of General Motors, or is or was serving at the request of General Motors as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. General Motors shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors of General Motors. General Motors shall pay the expenses of directors and officers incurred in defending any proceeding in advance of its final disposition ("advancement of expenses"); provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article V of the Bylaws or otherwise. If a claim for indemnification or advancement of expenses by a director or officer under Article V of the Bylaws is not paid in full within 90 days after a written claim therefor has been received by General Motors, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, General Motors shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article V of the Bylaws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, any provision of the General Motors Certificate of Incorporation or Bylaws or of any agreement, any vote of stockholders or disinterested directors or otherwise.

General Motors is insured against liabilities which it may incur by reason of
Article V of its Bylaws. In addition, directors and officers are insured, at General Motors expense, against some liabilities which might arise out of their employment and not be subject to indemnification under Article V of the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Experts
-------
The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting of General Motors Corporation ("General Motors" or the "Corporation") incorporated in this Prospectus by reference from the General Motors Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include explanatory paragraphs relating to (a) the restatement of the 2005 and 2004 consolidated financial statements, (b) the recognition of the funded status of the Corporation's defined benefit pension and other postretirement plans and accounting for the estimated fair value of conditional retirement obligations, and (c) the sale of a controlling interest in GMAC LLC; (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting; and (3) express an adverse opinion on the effectiveness of the Corporation's internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of GMAC LLC incorporated in this prospectus by reference from the General Motors Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the restatement discussed in Notes 1 and 24), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Legal Opinion
-------------
Martin I. Darvick, Attorney, Legal Staff of General Motors, has passed upon the legality of the GM Stock offered by this Prospectus. Mr. Darvick owns shares and has options to purchase shares of GM Stock.

WHERE TO REACH US

For information on the Plan, contact Computershare as follows:

Telephone
---------
800-331-9922
 or
781-575-3990 for callers outside the United States, Canada or Puerto Rico

Automated phone service is available 24 hours a day, 7 days a week. Customer Service Associates are available 9 a.m. to 5 p.m.
Eastern Time, Monday to Friday, holidays excepted.

Internet
--------
Access your Plan account through the Internet at www.computershare.com/gm (password required).

General information questions may be sent by e-mail to Computershare at www.computershare.com.

Mail
----
General correspondence should be mailed to:

      Computershare Trust Company, N.A.
      General Motors Corporation
      P.O. Box 43078 Providence, RI 02940-3078

Overnight correspondence should be mailed to:

      Computershare
      General Motors Corporation
      250 Royall Street
      Canton, MA  02021

Include your account number on all correspondence and checks, together with a telephone number where you can be reached during business hours.

It is your responsibility to maintain a current address with Computershare. All states have laws regarding abandoned property that require the Plan Administrator, on behalf of General Motors, to turn over assets of stockholders who are not located, after a given length of time, to the state of last known residency. The state may liquidate your shares and become custodian for the funds indefinitely.

THIS PROSPECTUS SHOULD BE RETAINED BY YOU FOR FUTURE REFERENCE.